Exhibit 23.2

CONSENT OF THE INDEPENDENT AUDITORS

The Board of Directors

Impac Funding Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 of Impac Mortgage Holdings, Inc. of our report dated January 29, 2003, except as to the last paragraph to note J to the consolidated financial statements, which is as of February 27, 2003, relating to the consolidated balance sheets of Impac Funding Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations and comprehensive earnings (loss), changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002, annual report on Form 10-K of Impac Mortgage Holdings, Inc. filed on March 28, 2003.

As discussed in Note A to the consolidated financial statements, the Company changed its method of accounting for derivative instruments and hedging activities in 2001.

Los Angeles, California

June 30, 2003

/s/ KPMG LLP